Exhibit 10.5
Execution Version
CREDIT AGREEMENT
dated as of May 28, 2010
between
ALON REFINING
KROTZ SPRINGS, INC.
and
GOLDMAN SACHS BANK USA

		Page
9.10.	Marshalling; Payments Set Aside	49
9.11.	Severability	49
9.12.	Headings	49
9.13.	APPLICABLE LAW	49
9.14.	CONSENT TO JURISDICTION	49
9.15.	WAIVER OF JURY TRIAL	50
9.16.	Confidentiality	50
9.17.	Usury Savings Clause	51
9.18.	Counterparts	51
9.19.	Effectiveness; Entire Agreement	51
9.20.	PATRIOT Act	52
9.21.	Electronic Execution of Assignments	52
9.22.	No Fiduciary Duty	52
9.23.	Collateral Agent	52

EXHIBITS

Exhibit A	Letter of Credit
Exhibit B	Pledge and Security Agreement
Exhibit C	Issuance Notice
Exhibit D	Closing Date and Solvency Certificate
Exhibit E	Collateral Certificate
Exhibit F	Borrower’s Counsel Opinion

SCHEDULES

Schedule 4.9	Pending Litigation
Schedule 4.17	Environmental Matters
Schedule 4.18	Insurance

CREDIT AGREEMENT
          This CREDIT AGREEMENT, dated as of May 28, 2010, is entered into by and between ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (“Borrower”), and GOLDMAN SACHS BANK USA, as Issuing Bank (“Issuing Bank”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Issuing Bank has agreed to issue a standby letter of credit for the account of Borrower in the stated amount not to exceed $200,000,000;
     WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Issuing Bank certain Collateral;
     WHEREAS, the issuance by Issuing Bank of the Letter of Credit and the other financial accommodations and agreements contemplated hereby constitute a “Refinancing” of the “Revolving Obligations” under the Intercreditor Agreement and as such are entitled to the benefits thereof;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “ABL Priority Collateral” shall be as defined in the Intercreditor Agreement.
          “Account” has the meaning assigned to such term in Article 9 of the UCC.
          “Adjusted Eurodollar Rate” means on any date of determination, the rate per annum equal to the rate determined by Issuing Bank to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits for an interest period of one month, determined as of approximately 11:00 a.m. (London, England time) on such date of determination.
          “Affiliate” means, when used with respect to a specified person, another person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.8, the term “Affiliate” shall include any person that directly or indirectly owns more than 10% or more of the Equity Interests entitled to vote in the election of the board of directors or similar body of the person specified.

          “Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that Borrower provides to Issuing Bank pursuant to any Credit Document or the transactions contemplated therein which is distributed to Issuing Bank by means of electronic communications pursuant to Section 9.1(b).
          “Assignee” shall be as defined in Section 9.6(b).
          “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than the Adjusted Eurodollar Rate that would be available on such day.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrower” as defined in the preamble hereto.
          “Business Day” (i) means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all determinations of an interest rate in connection with the Adjusted Eurodollar Rate, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CFC” means (a) each subsidiary of Borrower that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.
          A “Change of Control” shall be deemed to have occurred:
(1)	if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Borrower (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2)	if individuals who on the Closing Date constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower or whose nomination for election by the shareholders of Borrower was approved by a vote of a majority of the directors of Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office;

(3)	upon the adoption of a plan relating to the liquidation or dissolution of Borrower; or

(4)	upon the merger or consolidation of Borrower with or into another person or the merger of another person with or into Borrower, or the sale of all or substantially all the assets of Borrower (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, (i) holders of securities that represented 100% of the Voting Stock of Borrower immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion to each other as before the transaction or (ii) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Obligations and either (i) is or becomes a subsidiary of the transferor of such assets or (ii) is or becomes a person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders.
          “Closing Date” means the date on which all conditions set forth in Section 3.1 have been satisfied (or waived by the Issuing Bank).
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statutes thereto, and U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral” means the ABL Priority Collateral and all proceeds thereof.
          “Collateral Agent” means Goldman Sachs Bank USA acting as Collateral Agent for the Issuing Bank as contemplated in Section 9.23 below.
          “Collateral Certificate” means, as of any date, a certificate in substantially the form of Exhibit E or another form which is reasonably acceptable to Issuing Bank and Borrower setting forth in reasonable detail (a) all Eligible Accounts at such time, and (b) all Eligible Inventory at such time (valued at the price to be paid for such Eligible Inventory pursuant to the Supply and Offtake Agreement or such other offtake arrangements entered into by Borrower from time to time, as applicable).
          “Collateral Documents” means the Pledge and Security Agreement, and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Issuing Bank or Collateral Agent, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.
          “Commitment” means the commitment of Issuing Bank to issue the Letter of Credit.
          “Commodity Agreement” means in respect of any Person, any commodity or raw material futures contract, commodity or raw materials option or other agreement or arrangement designed to protect such Person against fluctuations in commodity or raw materials prices, other than hydrocarbons.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Crack Spread Hedging Agreement” means any Hedge Agreement or combination of Hedge Agreements to which Borrower or any of its subsidiaries is a party that hedges against fluctuations in the difference between the price of crude oil and the price of refined petroleum products, together with the schedules and exhibits thereto.
          “Crack Spread Hedging Cash Collateral” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Cash Collateral Account” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Counterparty” means any person that is party to a Crack Spread Hedging Agreement as the counterparty to Borrower thereunder and a party to the Intercreditor Agreement pursuant to an intercreditor joinder agreement.
          “Crack Spread Hedging Liens” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Obligations” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Secured Party” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Support LC” shall be as defined in the Intercreditor Agreement.
          “Credit Document” means any of this Agreement, the Collateral Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to the Letter of Credit, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of Borrower for the benefit of Issuing Bank in connection herewith on or after the date hereof.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the operations of any Person.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Deposit Account Control Agreements” means the deposit account control agreements, in form and substance acceptable to Issuing Bank, to be executed by each institution maintaining a Deposit Account for Borrower to the extent required by Section 4.04(a) of the Pledge and Security Agreement, as security for the Obligations incurred under the Credit Documents, and in favor of such other parties as is contemplated by the Intercreditor Agreement.
          “Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, in any such case on or prior to the date that is 91 days after the date of expiration of the Letter of Credit. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders of the capital stock have the right to require Borrower to repurchase such capital stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such capital stock provide that Borrower may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.8. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Borrower and its subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Accounts” means, at any time, all Accounts of Borrower other than Accounts that are not subject to a first priority perfected Lien in favor of Issuing Bank.
          “Eligible Inventory” means, at any time, all Inventory of Borrower other than Inventory that is not subject to a first priority perfected Lien in favor of Issuing Bank.
          “Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA.
          “Environment” means soil, land surface, subsurface, surface waters (whether permanent or ephemeral), groundwater, drinking water, wetlands, sediments, ambient air (including, without limitation, indoor air), plant life, animal life, microorganisms and any and all other natural media or resources.
          “Environmental Laws” means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees,

judgments, directives, orders (including consent orders), and agreements, in each case, relating to protection of the Environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” means all liabilities, obligations, prohibitions, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including, without limitation, administrative oversight costs, natural resource damages, financial assistance and remediation costs necessary to meet state, federal or local cleanup levels, regardless of whether there may be a current obligation to remediate), whether contingent or otherwise, arising out of or relating to actual or alleged (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equipment” shall be as defined in the UCC.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC is waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code); (iii) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) the withdrawal by Holdings, any of its subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which is reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vii) the imposition of liability on Holdings, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (viii) the withdrawal of Holdings, any of its subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) the occurrence of an act or omission which is reasonably expected to give rise to the imposition on Holdings or any of its subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA.
          “Event of Default” means each of the conditions or events set forth in Section 8.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Existing Parent Revolving Credit Agreement” means that certain Amended Revolving Credit Agreement, dated as of June 22, 2006 by and among Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership, as a borrower, such other subsidiaries of Parent as may be designated as a borrower thereunder, Parent and all direct and indirect subsidiaries of Parent (other than the “Excluded Subsidiaries” as defined therein), each as a guarantor, the financial institutions from time to time party thereto as lenders, Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the lenders, and Bank Leumi USA, as co-arranger for the lenders, as amended and as the same may from time to time be amended, restated or otherwise modified.
          “Existing Parent Term Credit Agreement” means the Credit Agreement dated as of June 22, 2006, as amended, among Parent, the lenders party thereto and Credit Suisse, as issuing bank.
          “ExxonMobil Pipeline Supply Contract” means any agreement pursuant to which Holdings or any of its subsidiaries obtains crude oil through any ExxonMobil Pipeline, and any agreement relating thereto, other than any tariff rules and regulations and similar agreements of general application from time to time published by ExxonMobil Pipeline Company.
          “ExxonMobil Pipelines” means the pipeline systems known as (a) the “Southbend/Sunset System” and (b) the “Northline System”, each operated by ExxonMobil Pipeline Company.

          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Issuing Bank on such day on such transactions as determined by Issuing Bank.
          “Financial Officer” of any Person means the Chief Financial Officer, principal accounting officer, treasurer or controller of such Person.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
          “First Purchaser Lien” means a statutory Lien created in connection with the sale and purchase of Petroleum Products, including the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma, or any other state.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hapoalim Indebtedness” means all Indebtedness of Borrower under the Credit Agreement dated as of March 15, 2010 by and among Borrower, the lenders party thereto and Bank Hapoalim B.M., as administrative agent.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Person in the vicinity of any real property or to the indoor or outdoor environment.
          “Hedge Agreement” shall be as defined in the Intercreditor Agreement.
          “Hedging Agreement” means any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.
          “Holdings” means Alon Refining Louisiana, Inc., a Delaware corporation.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to Issuing Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Hydrocarbon Agreement” means in respect of a person any purchase or hedging agreement of hydrocarbons or refined products therefrom, future contract or option or other agreement or arrangement designed to protect such person against fluctuations in the price of hydrocarbons or refined products therefrom.
          “Inactive Subsidiary” any subsidiary of Borrower (a) that does not conduct any business operations, (b) has assets with a book value of $100,000 or less and (c) does not have any Indebtedness outstanding.

          “Indebtedness” shall be as defined in the Indenture.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Liabilities), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the use or intended use of the proceeds of the Letter of Credit, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)) or (ii) any Environmental Liabilities or any Hazardous Materials activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower.
          “Indemnitee” as defined in Section 9.3(a).
          “Indenture” means the Indenture dated as of October 22, 2009 between Borrower and Wilmington Trust FSB, as trustee, as in effect on the date hereof, pursuant to which Borrower issued the Notes.
          “Intellectual Property” means all intellectual and similar property of a person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
          “Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s or any of its subsidiaries’ ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property violates another person’s Intellectual Property.
          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of October 22, 2009, as amended, by and between the Note Collateral Agent, the Revolving Collateral Agent, and each Crack Spread Hedging Secured Party from time to time party thereto, and, upon execution of a joinder agreement thereto on the date hereof, Issuing Bank.

          “Interest Rate Agreement” means in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.
          “Inventory” shall be as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, crude oil, natural gas, natural gas liquids, gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, and other hydrocarbons and other refined products and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).
          “Investment” in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and extensions of trade credit) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit C.
          “Issuing Bank” means Goldman Sachs Bank USA as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.
          “Issuing Bank Affiliate” as defined in Section 9.1(b)(iii).
          “LC Collateral Account” as defined in Section 2.4.
          “LC Disbursement” as defined in Section 2.1(d).
          “LC Exposure” means, at any time, the sum of (a) the undrawn amount of the Letter of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.
          “Letter of Credit” means the standby letter of credit in the face amount of $200,000,000 to be issued by Issuing Bank pursuant to this Agreement in the form of Exhibit A hereto.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Margin Stock” shall be as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means (a) a materially adverse effect on the business, assets, results of operations or financial condition of Borrower and its subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower to perform any of its material obligations under any Credit Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to Issuing Bank under any Credit Document.
          “Material Indebtedness” means Indebtedness (other than the Letter of Credit), or obligations in respect of one or more Hedge Agreements, of any one or more of Borrower and its subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any of its subsidiaries in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA that is contributed to by Borrower or any of its ERISA Affiliates.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Non-ABL Obligations” means the Note Obligations and the Crack Spread Hedging Obligations.
          “Non-ABL Priority Collateral” shall be as defined in the Intercreditor Agreement.
          “Note Collateral Agent” means Wilmington Trust FSB acting in its capacity as collateral agent for the secured parties under the Notes and any successor or assignee thereof.
          “Note Documents” shall be as defined in the Intercreditor Agreement, as such Note Documents are in effect on the date hereof.
          “Note Obligations” shall be as defined in the Intercreditor Agreement.
          “Notes” means Borrower’s 13½% Secured Notes due 2014 issued pursuant to the terms and conditions of the Indenture.
          “Obligations” means all obligations of every nature of Borrower, including obligations from time to time owed to Issuing Bank under any Credit Document or Hedge Agreement entered into with the Issuing Bank, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under the Letter of Credit, payments for early termination of Hedge Agreements entered into with the Issuing Bank, fees, expenses, indemnification or otherwise.

          “Parent” means Alon USA Energy, Inc. a Delaware corporation.
          “PATRIOT Act” as defined in Section 3.1(n).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and is maintained by Borrower or any of its ERISA Affiliates.
          “Perfection Certificate” means a certificate in a form approved by Issuing Bank setting forth information required or reasonably requested by Issuing Bank to enable Issuing Bank to determine whether the Liens created by the Collateral Documents have been properly perfected.
          “Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which Borrower is engaged on the Closing Date and any business activities reasonably incidental thereto.
          “Permitted Holders” means, individually or collectively in any combination, Alon Israel Oil Company, Ltd., a private company organized under the laws of Israel, any person that controls Alon Israel Oil Company, Ltd. as of the Closing Date, and David Wiessman (or any trustee acting on behalf of David Wiessman), together with any Person that is controlled by any of the foregoing, individually or collectively in any combination and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is comprised primarily (in terms of economic interests) of any of the foregoing, individually, collectively or in any combination.
          “Permitted Liens” as defined in Section 6.2.
          “Permitted Note Facility” has the meaning given to such term under the “Credit Agreement” referred to in the definition of Hapoalim Indebtedness, as such Credit Agreement is in effect on the date hereof.
          “Permitted Parent Payments” means payments in cash to Parent or any of its subsidiaries on account of Parent’s corporate expense allocation to Borrower and its subsidiaries; provided that such payments shall not exceed $8,000,000 per annum.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Petroleum Product” means crude oil, intermediate feedstocks, blendstocks, and finished and unfinished petroleum products, including without limitation, asphalt, gasoline, diesel fuels, fuel oil, jet fuels, and atmospheric gas oil; provided that such term shall not include solvents.

          “Plan Assets” means assets of any (i) Employee Benefit Plan subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower substantially in the form of Exhibit B, as from time to time amended, restated, supplemented or otherwise modified.
          “Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Issuing Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Borrower or any of its subsidiaries outstanding or permitted to be incurred by Borrower on the Closing Date under the terms of this Agreement or incurred after the Closing Date in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and
     (3) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;
     provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary of Borrower that Refinances Indebtedness of Borrower.
          “Reimbursement Date” as defined in Section 2.1(d).
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration (1) into or through the

Environment, (2) from any vehicle (including, without limitation, surface vehicles, ships and aircraft) or (3) within or upon any building, structure, facility, vehicle or fixture.
          “Responsible Officer” of any person means any of the chairman of the board of directors, chief executive officer and chief financial officer of such person and, with respect to the Borrower only, Harlin Dean (Vice President and Secretary of Borrower).
          “Restricted Payment” as defined in Section 6.7.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit D.
          “Stated Maturity” means, with respect to any security or obligation, the date specified in such security as the fixed date on which the final payment of principal of such security or obligation is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or obligation at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
          “Stock Purchase Agreement” means the Stock Purchase Agreement dated as of May 7, 2008, among Valero, the Borrower and, for the limited purposes set forth therein, Valero Refining Company-Louisiana, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto (including agreements identified therein as the “Other Agreements”).
          “subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Supply and Offtake Agreement” means the Supply and Offtake Agreement dated as of April 21, 2010 between Borrower and J. Aron & Company, as the same may be amended or otherwise modified from time to time.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of Issuing Bank, its issuing office) is located or in which that Person (and/or, in the case of Issuing Bank, its issuing office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of Issuing Bank, its issuing office).
          “Transactions” as defined in Section 4.2.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
          “Valero” means Valero Refining and Marketing Company, a Delaware corporation
          “Voting Stock” of a person means all classes of Equity Interests or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Issuing Bank pursuant to Section 5.4 shall be prepared in accordance with GAAP as in effect at the time of such preparation.
     1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.
     SECTION 2.THE LETTER OF CREDIT
     2.1. Issuance of the Letter of Credit.
     (a) Letter of Credit. Subject to the terms and conditions hereof, Issuing Bank agrees to issue the Letter of Credit for the account of Borrower in the face amount of $200,000,000. The Letter of Credit shall be issued for the benefit of J. Aron & Company and shall expire on July 31, 2012.

     (b) Notice of Issuance. Borrower has delivered to Issuing Bank an Issuance Notice on the date hereof. Upon satisfaction or waiver of the conditions set forth in Section 3.1, Issuing Bank shall issue the Letter of Credit in accordance with Issuing Bank’s standard operating procedures.
     (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under the Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under the Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of the Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letter of Credit, by the beneficiary or transferee thereof. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of the Letter of Credit to comply fully with any conditions required in order to draw on the Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under the Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letter of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.1(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.
     (d) Reimbursement by Borrower of Amounts Drawn or Paid Under the Letter of Credit. In the event Issuing Bank has determined to honor a drawing under the Letter of Credit, it shall immediately notify Borrower, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing (an “LC Disbursement”); provided that any failure to give or delay in giving notice of an LC Disbursement shall not relieve Borrower of its obligation to reimburse Issuing Bank with respect to any such LC Disbursement.

     (e) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of the Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary or any transferee of the Letter of Credit (or any Person for whom any such transferee may be acting), Issuing Bank or any other Person, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower and the beneficiary of the Letter of Credit); (iii) any draft or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under the Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of the Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.
     (f) Indemnification. Without limiting any obligation of Borrower under Section 9.2 or 9.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under the Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any the Letter of Credit as a result of any Governmental Act.
     2.2. Interest on LC Disbursements.
     (a) Borrower agrees to pay to Issuing Bank, with respect to any LC Disbursement, interest on the amount paid by Issuing Bank in respect of each such LC Disbursement from the date of such LC Disbursement to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date of such LC Disbursement to but excluding the applicable Reimbursement Date, at the Base Rate plus 3% per annum and (ii) thereafter, at the Base Rate plus 5% per annum.
     (b) Interest payable pursuant to Section 2.2(a) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the LC Disbursement is reimbursed in full.
     2.3. Fees.

          Borrower agrees to pay to Issuing Bank the fees provided for in the separate fee letter dated as of the date hereof between Borrower and Issuing Bank.
     2.4. Cash Collateralization.
     If any Event of Default shall occur and be continuing, in addition to any other remedy it may have, Issuing Bank may require Borrower to deposit and maintain in an account with Issuing Bank, in the name of Issuing Bank (the “LC Collateral Account”), an amount in cash equal to the LC Exposure as in effect from time to time; provided that the obligation of Borrower to deposit such cash collateral shall become effective on the third Business Day after Borrower receives written notice from Issuing Bank requesting such cash collateral.
     2.5. General Provisions Regarding Payments.
     (a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Issuing Bank not later than 12:00 p.m. (New York City time) on the date due at the payment office of Issuing Bank; for purposes of computing interest and fees, funds received by Issuing Bank after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
     (b) Borrower hereby authorizes Issuing Bank to charge Borrower’s accounts with Issuing Bank in order to cause timely payment to be made to Issuing Bank of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
     (c) Issuing Bank shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Issuing Bank until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Issuing Bank shall give prompt telephonic notice to Borrower (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.2 from the date such amount was due and payable until the date such amount is paid in full.
     (d) Any proceeds of Collateral received by Issuing Bank shall be applied first, to pay any fees, indemnities, or expense reimbursements including amounts then due to Issuing Bank from Borrower, second, to pay interest due in respect of unreimbursed LC Disbursements, third, to pay unreimbursed LC Disbursements, fourth, to pay an amount to Issuing Bank equal to 100% of the undrawn face amount of the Letter of Credit, to be held as cash collateral for such Obligations, and fifth, to the payment of any other Obligation due to Issuing Bank by Borrower. Issuing Bank shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

     (e) If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Issuing Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Issuing Bank. The provisions of this Section 2.5(e) shall be and remain effective notwithstanding any contrary action which may have been taken by Issuing Bank in reliance upon such payment or application of proceeds. The provisions of this Section 2.5(e) shall survive the termination of this Agreement.
     2.6. Increased Costs; Capital Adequacy.
     (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.7 (which shall be controlling with respect to the matters covered thereby), in the event that Issuing Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects Issuing Bank (or its applicable issuing office) to any additional Tax (other than any Tax on the overall net income of Issuing Bank) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to Issuing Bank (or its applicable issuing office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Issuing Bank; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting (or its issuing office) or its obligations hereunder; and the result of any of the foregoing is to increase the actual cost to Issuing Bank of agreeing to issue, issuing or maintaining the Letter of Credit or to reduce any amount received or receivable by Issuing Bank (or its issuing office) with respect thereto; then, in any such case, Borrower shall promptly pay to Issuing Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Issuing Bank in its sole discretion shall determine) as may be necessary to compensate Issuing Bank for any such increased cost or reduction in amounts received or receivable hereunder. Issuing Bank shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Bank under this Section 2.6(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     (b) Capital Adequacy Adjustment. In the event that Issuing Bank shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Issuing Bank (or its applicable issuing office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Issuing Bank or any corporation controlling Issuing Bank as a consequence of, or with reference to, the Letter of Credit, or participations therein or other obligations hereunder with respect to the Letter of Credit to a level below that which Issuing Bank or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of Issuing Bank or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from Issuing Bank of the statement referred to in the next sentence, Borrower shall pay to Issuing Bank such additional amount or amounts as will compensate Issuing Bank or such controlling corporation on an after-tax basis for such reduction. Issuing Bank shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Issuing Bank under this Section 2.6(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.7. Taxes; Withholding, Etc.
     (a) Payments to Be Free and Clear. All sums payable by or on behalf of Borrower hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of Issuing Bank) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
     (b) Withholding of Taxes. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Issuing Bank under any of the Credit Documents: (i) Borrower shall notify Issuing Bank of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Issuing Bank; (iii) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Issuing Bank, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Issuing Bank evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to

Issuing Bank under clause (iii) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof in respect of all payments to Issuing Bank.
     2.8. Obligation to Mitigate. Issuing Bank agrees that, as promptly as practicable after the officer of Issuing Bank responsible for administering the Letter of Credit becomes aware of the occurrence of an event or the existence of a condition that would entitle Issuing Bank to receive payments under Section 2.6 or 2.7, it will, to the extent not inconsistent with the internal policies of Issuing Bank and any applicable legal or regulatory restrictions, use reasonable efforts to (a) issue or maintain the Letter of Credit through another office of Issuing Bank, or (b) take such other measures as Issuing Bank may deem reasonable, if as a result thereof the circumstances which would cause Issuing Bank to incur increased costs would cease to exist or the additional amounts which would otherwise be required to be paid to Issuing Bank pursuant to Section 2.6 or 2.7 would be materially reduced and if, as determined by Issuing Bank in its sole discretion, the issuing or maintaining of the Letter of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the Letter of Credit or the interests of Issuing Bank; provided, Issuing Bank will not be obligated to utilize such other office pursuant to this Section 2.8 unless Borrower agrees to pay all incremental expenses incurred by Issuing Bank as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by Issuing Bank to Borrower shall be conclusive absent manifest error.
     SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of Issuing Bank to issue the Letter of Credit is subject to the satisfaction, or waiver by Issuing Bank, of the following conditions:
     (a) Credit Documents. Issuing Bank shall have received a counterpart of each Credit Document originally executed and delivered by Borrower.
     (b) Organizational Documents; Incumbency. Borrower shall have received (i) a copy of the certificate or articles of incorporation or other organizational documents, including all amendments thereto, of Borrower, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of Borrower as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or comparable document of Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of Borrower authorizing the execution, delivery and performance of the Credit Documents to which Borrower is a party and the issuance of the Letter of Credit, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of Borrower have not been amended since the date of the copy certified by the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistance Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as Issuing Bank may reasonably request.
     (c) Hapoalim Indebtedness. Borrower shall have delivered to Issuing Bank all documents or instruments necessary to release all Liens on the ABL Priority Collateral securing the Hapoalim Indebtedness or other obligations of Borrower to Bank Hapoalim B.M. and shall have obtained written confirmation from Bank Hapoalim B.M. reasonably satisfactory to Issuing Bank that such Liens have been terminated.
     (d) Transaction Costs. Issuing Bank shall have received all amounts due and payable on or prior to the date of issuance of the Letter of Credit, including, to the extent invoiced, reimbursement or payment of all out-of-pocket costs and expenses required to be reimbursed or paid by Borrower hereunder or under any other Credit Document.
     (e) Governmental Authorizations and Consents. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Issuing Bank.
     (f) Personal Property Collateral. In order to create in favor of Issuing Bank a valid, perfected First Priority security interest in the Collateral, Issuing Bank shall have received evidence satisfactory to Issuing Bank of the compliance by Borrower of its obligations under the Collateral Documents (including its obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
     (g) [Reserved.]
     (h) Evidence of Insurance. Issuing Bank shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.2 is in full force and effect, together with endorsements naming Issuing Bank as additional insured and loss payee thereunder to the extent required under Section 5.2.
     (i) Opinions of Counsel to Borrower. Issuing Bank and its counsel shall have received originally executed copies of the favorable written opinions of Jones Day, counsel for Borrower, in the form of Exhibit G and as to such other matters as Issuing Bank may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Issuing Bank (and Borrower hereby instructs such counsel to deliver such opinions to Issuing Bank).
     (j) Fees. Borrower shall have paid to Issuing Bank the fees payable on or before the Closing Date referred to in the fee letter referenced in Section 2.3 and all expenses payable pursuant to Section 9.2 which have accrued to the Closing Date.

     (k) Solvency Certificate. Issuing Bank shall have received a certificate from the chief financial officer of the Borrower, in form and substance satisfactory to Issuing Bank, certifying that Borrower after giving effect to the transactions contemplated hereby, is solvent.
     (l) Closing Date Certificate. Borrower shall have delivered to Issuing Bank an originally executed Closing Date Certificate, together with all attachments thereto.
     (m) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Issuing Bank, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.
     (n) Patriot Act. At least 10 days prior to the Closing Date, Issuing Bank shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).
     (o) Collateral Certificate. Issuing Bank shall have received a Collateral Certificate as of May 28, 2010.
     (p) Intercreditor Agreement. Issuing Bank shall have executed a joinder to or other instrument under the Intercreditor Agreement confirming that Issuing Bank, as Collateral Agent under Section 9.23 of this Agreement, has qualified as a “New Agent” under Section 5.05 of the Intercreditor Agreement and thereby qualifies as the “Revolving Collateral Agent” under the Intercreditor Agreement, thereby causing all Obligations owing to the Issuing Bank to constitute “Revolving Obligations” under the Intercreditor Agreement and giving the full benefit of the Intercreditor Agreement to the Issuing Bank.
     3.2. Additional Conditions to Issuance of Letter of Credit. The obligation of Issuing Bank to issue the Letter of Credit is subject to the satisfaction, or waiver by Issuing Bank, of the following additional conditions precedent:
     (i) Issuing Bank shall have received a fully executed and delivered Issuance Notice;
     (ii) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and
     (iii) no event shall have occurred and be continuing or would result from the issuance of Letter of Credit that would constitute an Event of Default or a Default.

     SECTION 4. REPRESENTATIONS AND WARRANTIES
          In order to induce Issuing Bank to enter into this Agreement and to issue the Letter of Credit, Borrower represents and warrants that:
     4.1. Organization; Powers. Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.
     4.2. Authorization. The execution, delivery and performance by Borrower of each of the Credit Documents to which it is a party, the extension of credit hereunder, the creation of the Liens created by the Collateral Documents and the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action of Borrower and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of Borrower, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement to which Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Borrower or any of its subsidiaries (other than any Lien created hereunder or under the Collateral Documents). Each of Borrower and its subsidiaries has been duly designated as, and constitutes, an “Unrestricted Subsidiary” under, and as defined in, the Existing Parent Term Credit Agreement. Borrower and its subsidiaries have been duly designated as, and constitute, “Alon Louisiana Subsidiaries” under, and as defined in, the Existing Parent Revolving Credit Agreement, and the provisions of the Waiver, Consent, Partial Release and Fourth Amendment dated as of July 2, 2008 executed in connection with the Existing Parent Revolving Credit Agreement have not been amended or otherwise modified.
     4.3. Enforceability. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Credit Document when executed and delivered by Borrower will constitute, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

     4.4. Governmental Approvals. No action, consent or approval of, registration or material filing with or other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and (b) those which will have been made or obtained and which will be in full force and effect on the Closing Date.
     4.5. Financial Statements. The financial statements of Borrower contained in Borrower’s registration statement on Form S-4 (registration number 333-163942) filed with the SEC on December 12, 2009, at the time such registration statement became effective, present fairly, in all material respects, the financial condition and results of operations and cash flows of Borrower and its consolidated subsidiaries as of such dates and for such periods. The balance sheets incorporated therein, and, with respect to the annual and quarterly statements, the notes thereto incorporated therein, disclose all material liabilities, direct or contingent, of Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
     4.6. Material Adverse Change. Since December 31, 2009, no event or condition has occurred or existed that has resulted, or could reasonably be expected to result, in a materially adverse effect on the business, assets, results of operations, financial condition or prospects of Borrower and its subsidiaries, taken as a whole (other than any event or condition disclosed by Borrower in a filing available on the SEC’s EDGAR service on or before May 11, 2010).
     4.7. Title to Properties; Possession Under Leases.
     (a) Borrower and each of its subsidiaries has good and indefeasible title to, or good and valid leasehold interests in, all its material properties and assets, except for Permitted Liens and minor defects in title that in each case or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.2.
     (b) Borrower and each of its subsidiaries has complied with all material obligations under all leases to which it is a party and all such leases are in full force and effect. Borrower and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases where Borrower and each of its subsidiaries is a lessee.
     4.8. Subsidiaries. Borrower has no subsidiaries.
     4.9. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 4.9, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Credit Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) None of Borrower or any of its subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any such material properties, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     4.10. Agreements. (a) Neither Borrower nor any of its subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) Neither Borrower nor any of its subsidiaries (nor, to the knowledge of Borrower or any of its subsidiaries, any other person) is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness (including the Supply and Offtake Agreement or any ExxonMobil Pipeline Supply Contract), or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     4.11. Federal Reserve Regulations. Neither Borrower nor any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, nor does Borrower or any of its subsidiaries own any Margin Stock.
     4.12. Investment Company Act. Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, nor is Borrower controlled by or an underwriter of such an “investment company”.
     4.13. [Reserved.]
     4.14. Tax Returns. Each of Borrower and its subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such subsidiary, as applicable, has set aside on its books adequate reserves.
     4.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of Borrower to Issuing Bank in connection with the negotiation of any Credit Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; provided that to the extent such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized assumptions believed to be reasonable in light of the circumstances when made and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     4.16. ERISA. With respect to Employee Benefit Plans maintained by Borrower or its ERISA Affiliates, each of Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of Borrower. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.
     4.17. Environmental Matters. Except as set forth in Schedule 4.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. Borrower has delivered to Issuing Bank (or otherwise provided Issuing Bank access to) copies of all third party reports prepared since February 1, 2008 relating to Environmental Liability of Borrower.
     4.18. Insurance. Schedule 4.18 sets forth a true, complete and correct description of all insurance maintained by Borrower or by Borrower for its subsidiaries or otherwise covering the Collateral as of the date hereof and the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. Borrower and its subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     4.19. Collateral Documents. The Pledge and Security Agreement is effective to create in favor of Issuing Bank a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge and Security Agreement) and, when the deliveries of certificates representing pledged Equity Interests and Indebtedness that are certificated have been made and financing statements in appropriate form have been filed in the offices specified on Schedule 5 to the Perfection Certificate, the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the security interests in such Collateral not required to be perfected pursuant to the terms of the Pledge and Security Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.2 and as otherwise provided in the Intercreditor Agreement, where applicable.
     4.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Borrower or any of its subsidiaries pending or, to the knowledge of Borrower, threatened. The hours worked by and payments made to employees of Borrower and its subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable federal, state, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any of its subsidiaries, or for which any claim may be made against Borrower or any of its subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or such subsidiary, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its subsidiaries is bound.
     4.21. Solvency. Immediately before and after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of Borrower and each of its subsidiaries will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and each of its subsidiaries will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and each of its subsidiaries will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and each of its subsidiaries will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
     4.22. Senior Indebtedness. Obligations of Borrower hereunder constitute senior indebtedness (however denominated) in respect of any subordinated Indebtedness of Borrower.
     4.23. Sanctioned Persons. None of Borrower or its subsidiaries or, to the knowledge of Borrower or its subsidiaries, any director, officer, agent, employee or Affiliate of Borrower or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).
     4.24. Intellectual Property. Borrower and each of its subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to Borrower’s knowledge, threatened Intellectual Property Claim with respect to Borrower, any of its subsidiaries or any of their property (including any Intellectual Property) that has had or could reasonably be expected to have a Material Adverse Effect.
     4.25. First Purchaser Liens. None of the Petroleum Product owned or purchased by Borrower is subject to a First Purchaser Lien except as Borrower may have previously notified Issuing Bank.
     4.26. PATRIOT Act. To the extent applicable, Borrower and its subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 5. AFFIRMATIVE COVENANTS
     Borrower covenants and agrees with Issuing Bank that on the Closing Date and so long as this Agreement shall remain in effect and until the Letter of Credit shall have been fully drawn or expired or otherwise terminated and all drawings thereunder and other amounts payable under any Credit Document shall have been paid in full, Borrower will, and will cause each of its subsidiaries to:
     5.1. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.2. Insurance. (a) Keep its insurable properties adequately insured at all times by insurers reasonably acceptable to Issuing Bank and in amounts and limits of deductibles (if Issuing Bank so permits) reasonably acceptable to Issuing Bank and forms reasonably acceptable to Issuing Bank; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law; provided, however, that in no event shall Borrower’s insurance for property and business interruption be for less than a combined single limit of $100,000,000. Notwithstanding anything herein to the contrary, compliance by Borrower with Article 15 of the Supply and Offtake Agreement shall constitute compliance with this Section 5.2(a).
     (b) Subject to the rights of the Trustee (as defined in the Indenture) and/or the Note Collateral Agent under the Indenture Documents (as defined in the Indenture), cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable/additional insured endorsements, in form and substance reasonably satisfactory to Issuing Bank, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from Issuing Bank of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Borrower or its subsidiaries under such policies directly to Issuing Bank; cause any distribution payable under any such policy that is not so endorsed to be payable for the joint account of Borrower and Issuing Bank (and not payable individually to Borrower) and promptly take all steps necessary to cause such distribution to be payable for the sole account of Issuing Bank; cause all such policies to provide that none of Borrower, Issuing Bank or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as Issuing Bank may reasonably require from time to time to protect its interests; deliver certificates of insurance evidencing the insurance required herein to Issuing Bank; and cause each such policy to provide that it shall not be canceled, modified or not renewed upon less than 30 days’ prior written notice thereof by the insurer to Borrower and Issuing Bank (which notice Borrower hereby agrees to deliver to Issuing Bank within one Business Day of receipt); and deliver to Issuing Bank, ten Business Days prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal reasonably satisfactory to Issuing Bank) together with evidence satisfactory to Issuing Bank of payment of the premium therefor.
     5.3. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof that would otherwise not be permitted by Section 6.2; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.
     5.4. Financial Statements, Reports, etc. Furnish to Issuing Bank:
     (a) within 45 days after the end of each Fiscal Quarter (or, if such Fiscal Quarter end is also the end of Borrower’s Fiscal Year, 90 days after the end of such Fiscal Year), Borrower’s consolidated and consolidating balance sheet and related consolidated and consolidating statements of income and cash flows, showing the financial condition of Borrower and its consolidated subsidiaries as of the close of such Fiscal Quarter and the results of their operations and cash flows for such Fiscal Quarter and the then elapsed portion of the Fiscal Year with comparative figures for the same periods in the immediately preceding Fiscal Year, all certified by a Financial Officer of Borrower as fairly presenting the financial condition and results of operations and cash flows of Borrower and its consolidated subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes provided, however, that such obligation shall be satisfied if Borrower timely files with the SEC all quarterly and annual reports that Borrower is required to file with the SEC on Forms 10-Q and 10-K, provided, further, that the availability of the foregoing materials on the SEC’s EDGAR service (or its successor) will be deemed to satisfy Borrower’s delivery obligation;

     (b) concurrently with any delivery, or deemed delivery, of financial statements under paragraph (a) above, a certificate of a Responsible Officer certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
     (c) promptly, following a request by Issuing Bank, all documentation and other information that Issuing Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
     (d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Borrower or any of its subsidiaries, or compliance with the terms of any Credit Document, as Issuing Bank may reasonably request.
     5.5. Litigation and Other Notices. Furnish to Issuing Bank written notice within five Business Days of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
     (c) [Reserved.]
     (d) any purchase of Petroleum Product from a person who may be the beneficiary of a First Purchaser Lien or may belong to the class of persons intended to be protected by a statute or other law providing for a First Purchaser Lien, at least five Business Days before the initial purchase from such person; or
     (e) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, provided, however, that if Borrower files with the SEC any notice or other filing relating to any of the matters referenced in paragraph (a) above, Borrower shall, by 5:30 p.m. New York City time on the day of filing, furnish to Issuing Bank a copy of such filing.
     5.6. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its subsidiaries to, permit any representatives designated by Issuing Bank to visit and inspect the financial records and the properties of Borrower or any of its subsidiaries during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by Issuing Bank to discuss the affairs, finances and condition of Borrower or any of its subsidiaries with the officers thereof and independent accountants therefor.
     5.7. ERISA. Furnish to Issuing Bank, promptly and in any event within ten Business Days after receipt thereof by Borrower or any ERISA Affiliate of Borrower, (i) copies of each written statement or each notice received by Borrower or its ERISA Affiliate describing an ERISA Event and the action, if any, that Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto, and (ii) copies of each notice from the PBGC stating its intention to terminate any Pension Plan or to have a trustee appointed to administer any such Pension Plan. In addition, in the event that Borrower receives no such written statement or notice, the Borrower shall nevertheless notify Issuing Bank promptly and in any event within ten Business Days after becoming aware of any ERISA Event.
     5.8. Senior Indebtedness Designation. In the event that Borrower or any of its subsidiaries shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of Borrower or such subsidiary, take all actions necessary to cause the obligations of Borrower hereunder to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable Issuing Bank to exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the obligations of Borrower hereunder are hereby designated as “senior indebtedness” and, to the extent applicable, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that Issuing Bank may exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness.
     5.9. Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and fixture filings and other documents), which may be required under any applicable law, or which Issuing Bank may reasonably request, all at the expense of Borrower and its subsidiaries. Borrower also agrees to provide to Issuing Bank, from time to time upon request, evidence reasonably satisfactory to Issuing Bank as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
     (b) Furnish to Issuing Bank prior written notice of any change (i) in the corporate name of Borrower or any of its subsidiaries, (ii) in the identity or corporate structure or jurisdiction of formation of Borrower or any of its subsidiaries and (iii) in the Federal Taxpayer Identification Number of Borrower or any subsidiaries. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or are simultaneously made) under the UCC or otherwise that are required in order for Issuing Bank to continue at all times following such change to have, and Borrower agrees to take all necessary action to ensure that Issuing Bank does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. Borrower also agrees to notify Issuing Bank, within five Business Days of such occurrence, if any material portion of the Collateral is damaged or destroyed.

     (c) In the case of Borrower, upon request of Issuing Bank, deliver to Issuing Bank a certificate of a Responsible Officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.
     (d) Issuing Bank may request, at Borrower’s expense, a market value appraisal, in form and substance reasonably satisfactory to Issuing Bank, of the Collateral, with such appraisal conducted by an appraiser selected by Borrower and reasonably satisfactory to Issuing Bank (i) after the occurrence, and during the continuance of a Default or Event of Default or (ii) if Issuing Bank provides a certificate to Borrower to the effect that it has reasonable grounds to believe that (x) there has been a material reduction in the value of the Collateral or (y) any appraisal conducted with respect to the Collateral was inaccurate in any material respect.
     (e) Furnish to Issuing Bank by the 15th day of each calendar month as of the end of the prior calendar month a Collateral Certificate.
     5.10. [Reserved.]
     5.11. [Reserved.]
     5.12. Additional Subsidiaries. If any subsidiary of Borrower (other than any Inactive Subsidiary or a subsidiary of Borrower that is a CFC) is formed or acquired after the Closing Date or if any such subsidiary that was previously an Inactive Subsidiary ceases to qualify as an Inactive Subsidiary, Borrower will, as promptly as practicable and in any event within 30 days (or such longer period as Issuing Bank may agree to in writing) after such event, notify Issuing Bank thereof and cause such subsidiary to guarantee the Obligations of Borrower hereunder and execute and delivery such Credit Documents and other documents as Issuing Bank may reasonably request, and take such other actions as Issuing Bank shall require to evidence and perfect a Lien in favor of Issuing Bank (for the benefit of Secured Parties) on all assets of such subsidiary and any Equity Interests issued by such subsidiary consistent with the terms of this Agreement, including delivery of such Deposit Account Control Agreements and legal opinions as it shall deem appropriate, all in form and substance acceptable to Issuing Bank.
     5.13. Compliance with Law; Maintenance of Licenses. Borrower shall comply, and shall cause each of its subsidiaries to comply, in all material respects, with all applicable laws (including the Federal Fair Labor Standards Act, all Environmental Laws, and, to the extent applicable to Borrower or its subsidiaries, the Sarbanes-Oxley Act). Borrower shall, and shall cause each of its subsidiaries to, obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date.
     SECTION 6. NEGATIVE COVENANTS
          Borrower covenants and agrees with Issuing Bank that on the Closing Date and as long as this Agreement shall remain in effect and until the Letter of Credit shall have been fully drawn or expired or otherwise terminated and all drawings thereunder and other amounts payable under any Credit Document shall have been paid in full, Borrower shall perform, and shall cause each of its subsidiaries to perform, all covenants in this Section 6.
     6.1. Limitation on Indebtedness. Neither Borrower nor any of its subsidiaries will create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except the following:
     (a) Indebtedness created under the Credit Documents; and
     (b) Indebtedness created under or expressly permitted to be incurred pursuant to the Indenture and not prohibited by the Intercreditor Agreement, or Refinancing Indebtedness in respect of any of the foregoing.
     6.2. Liens. Neither Borrower nor any of its subsidiaries will create, incur, assume or permit to exist any Lien on any asset now owned or leased or hereafter acquired or leased by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
     (a) Liens created under the Credit Documents; and
     (b) Permitted Liens, as that term is defined in the Indenture.
     6.3. ERISA. Neither the Borrower nor any ERISA Affiliate shall fail to satisfy the rules regarding minimum required contributions under Sections 412, 430, 431, 432 and 436 of the Code or Sections 302, 303, 304 and 305 of ERISA (the “ERISA Minimum Funding Rules”) or otherwise incur or permit an ERISA Event to exist, except to any extent such ERISA Event or failure to meet the ERISA Minimum Funding Rules would not result in a Material Adverse Effect.
     6.4. [Reserved.]
     6.5. Mergers, Consolidations and Other Fundamental Changes. Neither Borrower nor any of its subsidiaries will merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and such merger, consolidation, liquidation or dissolution is not prohibited by the Indenture.
     6.6. Asset Sales. Neither Borrower nor any of its subsidiaries will sell, transfer, lease or otherwise dispose of (it being understood that a casualty to, or a condemnation of, any asset shall not be deemed to be a disposition thereof) any asset, except:
     (a) any sale, lease, conveyance or other disposition of products, services or inventory, in the ordinary course of business and any sale, conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business; and
     (b) sales, transfers, leases and other dispositions not prohibited pursuant to the terms of the Indenture.

     6.7. Restricted Payments.
     (a) Borrower will not, and will not permit any of its subsidiaries (other than Inactive Subsidiaries) to, directly or indirectly:
          (1) declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any such subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving Borrower or any of its subsidiaries) or to the direct or indirect holders of Borrower’s or any such subsidiaries’ Equity Interests solely in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Borrower and other than dividends, payments or distributions payable to Borrower or a subsidiary of Borrower);
          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower) any Equity Interests of Borrower or any direct or indirect parent of Borrower; or
          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower or any of its subsidiaries that is contractually subordinated in right of payment to the Obligations of Borrower incurred under this Agreement (excluding any intercompany Indebtedness between or among Borrower and any of its subsidiaries), except payments of interest or principal at the stated maturity thereof and payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case within one year of the due date thereof;
     (all such declarations, payments, distributions, purchases, redemptions, acquisitions, retirements and defeasances set forth in these clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment.
     (b) The provisions of Section 6.7(a) above shall not prohibit Borrower or any of its subsidiaries from making Restricted Payments that are permitted under Section 4.07(b) of the Indenture.
     (c) Borrower shall not make any Excess Cash Flow Offer (as defined in Section 4.16(a) of the Indenture) under the Indenture if at the time Borrower would be required to make such Excess Cash Flow Offer under the Indenture (i) an RCF Availability Deficit (as defined in the Indenture) shall have occurred as of the last day of the month most recently ended prior to such time or would result therefrom or (ii) an RCF Event of Default (as defined in the Indenture) shall have occurred and be continuing.
     6.8. Transactions with Affiliates.
     (a) Neither Borrower nor any of its subsidiaries will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (including Parent), except the following:

     (i) transactions in the ordinary course of business that are at prices and on terms and conditions not materially less favorable to Borrower or such subsidiary than those that would have been obtained in a comparable transaction by Borrower or its subsidiaries with an unrelated person;
     (ii) transactions between or among Borrower and its subsidiaries not involving any other Affiliate (including any person that becomes a subsidiary in connection with such transaction);
     (iii) any Restricted Payment that does not violate the provisions of Section 6.7;
     (iv) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any of its subsidiaries entered in the ordinary course of business;
     (v) Investments not prohibited under this Agreement;
         (vi) [Reserved.]
     (vii) any employment, secondment or consulting agreement, employee benefit plan, stock option, stock repurchase, severance, officer or director indemnification agreement or any similar arrangement entered into by Borrower or any of its subsidiaries in the ordinary course of business;
     (viii) transactions with a person that is an Affiliate of Borrower solely because Borrower owns, directly or through a subsidiary, an Equity Interest in, or controls, such person;
     (ix) payment of reasonable and customary fees and reimbursements of expenses to, and the provision of indemnities (pursuant to indemnity arrangements or otherwise) to, officers, directors or employees of Borrower or any of its subsidiaries;
     (x) any issuance of Equity Interests (other than Disqualified Stock) of Borrower or contribution to the common equity capital of Borrower;
     (xi) loans or advances to employees in the ordinary course of business not to exceed $750,000 in the aggregate at any one time outstanding;
     (xii) any Permitted Parent Payments;
     (xiii) reimbursements of costs and expenses (such as payroll) incurred by Parent or its subsidiaries on behalf of Borrower or its subsidiaries;
     (xiv) the incurrence of Indebtedness owing to an Affiliate not prohibited hereby;
     (xv) transactions pursuant to any contract, agreement or arrangement described in the Offering Memorandum, as defined in the Indenture, under the caption “Certain Relationships and Related Party Transactions” and in effect on the Issue Date, as defined in the Indenture, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in Borrower’s good faith judgment, materially more disadvantageous to Borrower or its subsidiaries than the contract, agreement or arrangement as in effect on the Issue Date.
     (b) Neither Borrower nor any of its subsidiaries will permit Parent or any of its Affiliates (other than Holdings and its subsidiaries) to own or hold any material asset or Governmental Approval that is necessary for the ownership of the Krotz Springs Refinery and the operation thereof substantially in the manner as conducted on the Closing Date.
     6.9. Permitted Business. Neither Borrower nor any of its subsidiaries will engage at any time in any business or activity other than the ownership and operation of a Permitted Business and activities directly related or incidental thereto.
     6.10. Restrictive Agreements. Neither Borrower nor any of its subsidiaries will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of Borrower or any of its subsidiaries to create, incur or permit to exist any Lien on any of its assets to secure any Obligations incurred under the Credit Documents or (b) the ability of any subsidiary of Borrower to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Borrower or any other Domestic Subsidiary or the ability of Borrower or any Domestic Subsidiary to guarantee the Obligations incurred under the Credit Documents; provided, that (1) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Credit Document and (B) restrictions and conditions imposed by the Note Documents, as such restrictions and conditions are in effect on the Closing Date, or by the Intercreditor Agreement, and (2) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than the Permitted Note Facility) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof.
     6.11. Amendment of Material Documents. Neither Borrower nor any of its subsidiaries will amend, restate, supplement or otherwise modify any Note Document or any other definitive documentation for the Permitted Note Facility, the Stock Purchase Agreement or the Supply and Offtake Agreement, to the extent any of the foregoing could reasonably be expected to materially impair (a) the rights of or benefits available to Issuing Bank under any Credit Document in respect of any payment obligation of the Borrower thereunder or (b) the ability of the Borrower to perform any of its material obligations under any Credit Document.
     6.12. Hedging Agreements. Neither Borrower nor any of its subsidiaries will enter into any Hedging Agreement except (A) the Crack Spread Hedging Agreements and (B) any other Hedging Agreements that are not enter into for speculative purposes.
     6.13. Parent Credit Agreement. Notwithstanding anything to the contrary set forth herein, including in Sections 6.1 and 6.4, neither Borrower nor any of its subsidiaries will become a party to, or otherwise create, incur, assume or permit to exist any Indebtedness

(whether as a principal obligor or a guarantor) of Borrower or any of its subsidiaries under the Existing Parent Term Credit Agreement or the Existing Parent Revolving Credit Agreement.
     SECTION 7. [RESERVED]
     SECTION 8. EVENTS OF DEFAULT
     In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Credit Document or the Letter of Credit, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Credit Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any amount due hereunder in respect of a drawing under the Letter of Credit, when and as the same shall become due and payable, whether at the due date thereof or otherwise;
     (c) default shall be made in the payment of any other amount (other than an amount referred to in paragraph (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (d) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 5.1(a), 5.2(a), 5.5(a) or 5.7 or in Section 6 and such default shall continue unremedied for a period of 10 Business Days after notice thereof from Issuing Bank to Borrower;
     (e) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in any Credit Document (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from Issuing Bank to Borrower;
     (f) (i) Borrower or any of its subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall not be waived and shall continue after any applicable grace period therefor, or (ii) any other event or condition shall occur that results in any Material Indebtedness of Borrower or any of its subsidiaries becoming due prior to its scheduled maturity or that would enable or permit (with or without the giving of notice, the lapse of time or both) the holder or lenders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition shall not be waived and shall continue after any applicable grace period therefor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (g) any person shall make any demand for payment or otherwise seek to exercise or enforce its rights under any Guarantee (and the amount so demanded or sought constitutes Material Indebtedness) by Borrower or any of its subsidiaries of any Material Indebtedness of Borrower or any of its subsidiaries;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any of its subsidiaries, or of a substantial part of the property or assets of Borrower or any of its subsidiaries, under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its subsidiaries or for a substantial part of the property or assets of Borrower or any of its subsidiaries or (iii) the winding-up, liquidation or dissolution of Borrower or any of its subsidiaries and such proceeding or petition shall continue undismissed for 15 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its subsidiaries or for a substantial part of the property or assets of Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (j) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (net of all amounts as to which any insurance company or other indemnifying party (other than Borrower or an Affiliate of Borrower) has acknowledged liability) shall be rendered against any or all of Borrower or any of its subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its subsidiaries to enforce any such judgment;
     (k) [Reserved];
     (l) any “Event of Default” shall occur under the Supply and Offtake Agreement;
     (m) any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by Borrower or any of its subsidiaries not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, such Collateral Document or the Intercreditor Agreement) security interest in any portion of the securities, assets or properties covered thereby having a fair market value in excess of $5,000,000, except to the extent that any such loss of perfection or priority results from the failure of Issuing Bank to maintain possession of certificates representing securities pledged under the any Collateral Document;
     (n) Borrower or any of its subsidiaries or any of their senior officers is criminally indicted or convicted for (A) a felony committed in the conduct of such party’s business, or (B) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property or any Collateral;
     (o) the Intercreditor Agreement for any reason shall cease to be, or shall be asserted in writing by Holdings or any of its subsidiaries not to be, binding on or enforceable against any party thereto (or on or against any person on whose behalf the Note Collateral Agent or any Crack Spread Hedging Secured Party (following it becoming a party thereto) makes any covenant or agreement therein), other than in accordance with its terms;
     (p) there shall have occurred any event or condition adversely affects the ability of Borrower to access any ExxonMobil Pipeline for the purpose of obtaining delivery of crude oil to the Krotz Springs Refinery in each case that, in the opinion of Issuing Bank (taking into consideration the alternative arrangements available to Borrowers and the Subsidiaries with respect to delivery of crude oil to and transportation of refined products from the Krotz Springs Refinery), could reasonably be expected to result in a Material Adverse Effect; or
     (q) a Change of Control occurs;
then, and in every such event (other than an event with respect to Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, Issuing Bank may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment and (ii) demand cash collateral in an amount equal to the undrawn face amount of the Letter of Credit (as contemplated in Section 2.4) and demand payment of any other amounts from Borrower accrued hereunder and under any other Credit Document and such amounts, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; and in any event with respect to Borrower described in paragraph (h) or (i) above, the Commitment shall automatically terminate and all other liabilities of Borrower accrued hereunder and under any other Credit Document shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.
     SECTION 9.MISCELLANEOUS
     9.1. Notices.
     (a) Notices Generally. Any notice or other communication herein required or permitted to be given to Borrower or Issuing Bank shall be sent to such Person’s address as set forth on Appendix A or in any other relevant Credit Document or otherwise indicated to the other party hereto in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Issuing Bank shall be effective until received by Issuing Bank.
     (b) Electronic Communications.
     (i) Notices and other communications to Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Issuing Bank, provided that the foregoing shall not apply to notices to Issuing Bank pursuant to Section 2 if Issuing Bank has notified Borrower that it is incapable of receiving notices under such Section by electronic communication. Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Issuing Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (ii) Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
     (iii) Any Approved Electronic Communications are provided “as is” and “as available”. None of Issuing Bank nor any of its officers, directors, employees, agents, advisors or representatives (the “Issuing Bank Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by Issuing Bank Affiliates in connection with the Approved Electronic Communications.

     (iv) Borrower and Issuing Bank agree that Issuing Bank may, but shall not be obligated to, store any Approved Electronic Communications in accordance with Issuing Bank’s customary document retention procedures and policies.
     (v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
     9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower; (c) the reasonable fees, expenses and disbursements of outside counsel to Issuing Bank in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Issuing Bank, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Issuing Bank and of counsel providing any opinions that Issuing Bank may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Issuing Bank and its outside counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Issuing Bank in connection with the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees of internal and outside counsel and costs of settlement, incurred by Issuing Bank in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     9.3. Indemnity.
     (a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Issuing Bank and each of its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
     (b) The Borrower further agrees that neither the Issuing Bank or any other Indemnitee will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in this Agreement, any other Credit Document or the Letter of Credit; except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its respective affiliates, shareholders, partners, members or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank in performing the services that are the subject of this Agreement; provided, however, that in no event will such the Issuing Bank or any other Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of the Issuing Bank’s or such Indemnitee’s activities related to this Agreement, any other Credit Document or the Letter of Credit.
     (c) To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against Issuing Bank, the Issuing Bank’s Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default Issuing Bank is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Issuing Bank to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Issuing Bank hereunder, the Letter of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letter of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) Issuing Bank shall have made any demand hereunder or (b) any amounts in respect of the Letter of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

     9.5. Amendments and Waivers.
          No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower therefrom shall in any event be effective, except pursuant to an agreement in writing signed by Borrower and the Issuing Bank.
     9.6. Successors and Assigns; Participations.
     (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and assigns. Borrower’s rights or obligations hereunder and its interest therein may not be assigned or delegated by Borrower without the prior written consent of Issuing Bank. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Issuing Bank Affiliates and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments.
     (i) Issuing Bank may assign to one of its Affiliates (each, an “Assignee”) all of Issuing Bank’s rights and obligations under this Agreement (which shall include its Commitment and the Obligations at the time owing to Issuing Bank) with the prior written consent (such consent not to be unreasonably withheld) of Borrower, provided that no consent of Borrower shall be required if an Event of Default has occurred and is continuing. Subject to notification of an assignment and consent of Borrower (if required), Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.6, 2.7 and 9.3. Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment.
     (ii) Borrower agrees that each Assignee shall be entitled to the benefits of the Issuing Bank under Sections 2.6 and 2.7; provided, that such Assignee shall not be entitled to receive any greater payment under Section 2.6 and 2.7 than the Issuing Bank would have been entitled to receive with respect to the interest assigned to such Assignee.
     (c) Participations.
     (i) Issuing Bank shall have the right at any time to sell one or more participations to any Person in all or any part of any Obligations outstanding hereunder.
     (ii) The holder of any such participation, other than an Affiliate of Issuing Bank granting such participation, shall not be entitled to require Issuing Bank to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the stated maturity of the Letter of Credit, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect, (B) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (in each case, except as expressly provided in the Credit Documents).
     (iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.6 and 2.7 to the same extent as if it were Issuing Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that a participant shall not be entitled to receive any greater payment under Section 2.6 and 2.7 than the Issuing Bank would have been entitled to receive with respect to the participation sold to such participant; provided further that, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.
     (d) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6, Issuing Bank may assign, pledge and/or grant a security interest in all or any portion of the Obligations owed by or to Issuing Bank to secure obligations of Issuing Bank, including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that Issuing Bank shall not be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be the “Issuing Bank” or be entitled to require Issuing Bank to take or omit to take any action hereunder.
     9.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     9.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the issuance or extension of the Letter of Credit. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 9.2, 9.3 and 9.4 shall survive the cancellation or expiration of the Letter of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     9.9. No Waiver; Remedies Cumulative. No failure or delay on the part of Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     9.10. Marshalling; Payments Set Aside. Issuing Bank shall not be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Issuing Bank or Issuing Bank enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     9.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     9.12. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     9.13. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     9.14. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1;

(D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT ISSUING BANK RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
     9.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ISSUING BANK/ACCOUNT PARTY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LETTER OF CREDIT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     9.16. Confidentiality. Issuing Bank shall hold all non-public information regarding Borrower and its subsidiaries and their businesses identified as such by Borrower and obtained by Issuing Bank pursuant to the requirements hereof in accordance with Issuing Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Issuing Bank may make (i) disclosures of such information to Issuing Bank Affiliates and to its agents and advisors (and to other Persons authorized by Issuing Bank to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Obligations or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.16 or other provisions at least as restrictive as this Section 9.16), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from Issuing Bank, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Issuing Bank shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Issuing Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Issuing Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Issuing Bank in connection with the administration and management of this Agreement and the other Credit Documents.
     9.17. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Obligations shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Issuing Bank an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Issuing Bank and Borrower to conform strictly to any applicable usury laws. Accordingly, if Issuing Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Issuing Bank’s option be applied to the outstanding amount of the Obligations or be refunded to Borrower.
     9.18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     9.19. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
     9.20. PATRIOT Act. Issuing Bank hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and its subsidiaries, which information includes the names and addresses of Borrower and its subsidiaries and other information that will allow Issuing Bank, to identify Borrower and its subsidiaries in accordance with the PATRIOT Act.
     9.21. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     9.22. No Fiduciary Duty. Issuing Bank and its Affiliates (collectively, solely for purposes of this paragraph, the “Issuing Bank”), may have economic interests that conflict with those of Borrower, its stockholders and/or its Affiliates. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Issuing Bank, on the one hand, and Borrower, its stockholders or its Affiliates, on the other. Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Issuing Bank, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) Issuing Bank has not assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether Issuing Bank has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (y) Issuing Bank is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that Issuing Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.
     9.23. Collateral Agent. Borrower acknowledges that Goldman Sachs Bank USA shall be the “Collateral Agent” for the Issuing Bank under this Agreement for purposes of the Intercreditor Agreement and related matters and shall be entitled to hold itself out as such and to qualify as the “New Agent” (as that term is used in Section 5.05 of the Intercreditor Agreement). In such capacity, Goldman Sachs Bank USA shall be entitled to the benefit of all indemnifications and reimbursements (including without limitation those set forth in Sections 9.2 and 9.3 of this Agreement) that the Issuing Bank is entitled to hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALON REFINING KROTZ SPRINGS, INC., as Borrower
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	SVP & CFO

GOLDMAN SACHS BANK USA, as Issuing Bank
By:	/s/ Alexis Maged
Authorized Signatory